Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Numbers 333-148163, 333-132607 and 333-162513 on Form S-8 of NaturalNano, Inc. of our report, dated April 9, 2010, on the consolidated financial statements as of and for the periods ended December 31, 2009, appearing in this Annual Report on Form 10-K of NaturalNano, Inc..  Our report, dated April 9, 2010, relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

/s/ Freed, Maxick & Battaglia, CPAs, PC

Buffalo, NY
Dated:  April 9, 2010